EXHIBIT 10.1

800 Nicollet Mall, Minneapolis, MN 55402
Tel: 612 303-6000	Tel: 800 333-6000	Fax: 612 303-8199
Piper Jaffray & Co. Since 1895. Member SIPC and NYSE.

July 1, 2019

Jonathan J. Doyle

Sandler O’Neill & Partners, L.P.

Dear Jon,

As you are aware, SOP Holdings, LLC (“Sandler” or the “Seller”), Piper Jaffray Companies and certain of their respective subsidiaries are entering into an Agreement and Plans of Merger (the “Merger Agreement”) whereby Piper Jaffray Companies will acquire the Seller (the “Acquisition”). Upon the closing date of the Acquisition (the “Closing Date”), Piper Jaffray Companies will rename itself Piper Sandler Companies and Piper Jaffray & Co. will rename itself Piper Sandler & Co. References in this letter agreement (this “Letter”) to the “Company” refer to Piper Jaffray Companies and Piper Jaffray & Co. (if applicable before the Closing Date) and to Piper Sandler Companies and Piper Sandler & Co. (if applicable after the Closing Date). As of the Closing Date, the Financial Services Group of the Company will consist of the historic operations of Sandler and the business operations of Piper Jaffray & Co. that are contributed thereto as agreed between you, James J. Dunne III and Chad Abraham consistent with the Operating Principles (such business operations following the Closing Date, collectively referred to as the “Financial Services Group”). As used in this Letter, references to the “Operating Principles” mean the commitments and principles regarding compensation, benefits and the operations of the Financial Services Group set forth in Section 8.04 of the Merger Agreement and Section 8.04(c) of the Company Disclosure Schedule (as defined in the Merger Agreement).

At Piper Jaffray, our people make the difference for our clients.  We are proud of our 124-year legacy and our unique culture that, along with our commitment to our core values and our reputation for a client-first approach, straightforward advice, strategic advisory relationships and expert execution, continue to attract and retain the best and the brightest in this business.

You are a highly valued leader of Sandler, and I am pleased to confirm your employment with the Company effective as of the Closing Date pursuant to the terms and conditions set forth in this Letter.

I welcome and invite your questions at any time.

The terms of your employment with the Company following the Closing Date shall be as follows:

July 1, 2019

Commencement Date

Your employment with the Company pursuant to the terms of this Letter will commence on the Closing Date. You and the Company acknowledge that (i) this Letter will be binding immediately upon its execution, but, notwithstanding any provision of this Letter to the contrary, this Letter will not become effective until the Closing Date, and (ii) if the Company and the Seller terminate the Merger Agreement and the Acquisition is not consummated, or if you fail to remain employed by the Seller through the Closing Date, this Letter will not become effective and all of the terms and provisions of this Letter shall be null and void.

Title and Position; Reporting Relationship; Duties; Location

While employed by the Company, you will: (i) be employed as a Vice Chairman of Piper Sandler Companies and Senior Managing Principal and Head of the Financial Services Group of Piper Sandler & Co., (ii) report directly to Chad Abraham, Chief Executive Officer of Piper Jaffray Companies or his successor (the “Reporting Person”), (iii) be a member of the Piper Jaffray Companies Leadership Team and a member of the Board of Directors of Piper Sandler Companies (the “Board”), and (iv) perform your services primarily in Sandler’s New York City offices or the combined headquarters of the Company in New York City. While employed, you will be provided with administrative support on a basis no less favorable than the office and support in effect for you prior to the Closing Date.

While employed by the Company, as Senior Managing Principal and Head of the Financial Services Group of the Company, you will have overall responsibility for the operation of the Financial Services Group, as a business division of the Company. You will have the autonomy and authority, together with the other Senior Managing Principal of the Financial Services Group (the “Other SMP”), to manage the operations and personnel of the Financial Services Group in a manner substantially consistent with the collective autonomy and authority exercised by you and the Other SMP immediately prior to the Closing Date. Accordingly, the Company agrees that such autonomy and authority shall include, without limitation, the autonomy and authority to make all decisions and determinations respecting hiring and firing, promotions, compensation, perquisites and other material personnel matters, and respecting marketing of the Financial Services Group’s services, including client outreach, the terms of client engagements and generally the manner in which client services are provided, and to operate the Financial Services Group consistent with the Operating Principles, while applicable; provided, however, that (a) underwriting commitments, capital expenditures or other matters involving a material deployment of the Company’s balance sheet shall also require the consent of Reporting Person; (b) if any policies of the Company would conflict with the manner in which you managed Sandler prior to the Closing Date or your management decisions after the Closing Date, you, the Other SMP and the Reporting Person shall cooperate to resolve any such conflicts so as to give maximum effect to the intention of the parties that the Financial Services Group be operated as a business division of the Company and consistent with this paragraph and, while applicable, the Operating Principles. For purposes of clarification and not in limitation of anything contained herein, you shall consult with the Reporting Person prior to (1) terminating the employment of a legacy Sandler partner who received Equity Consideration (as defined in the Merger Agreement) or a Sandler employee who received an award from the Retention Pool (as defined in the Merger Agreement), in each case, that is unvested, (2) waiving any applicable non-competition tail period or garden leave period following his or her termination without cause or resignation with good reason (with the characterization of such determination to be made by you consistent with item 5 under “Operations” of the Operating Principles), or providing severance or garden leave that is not otherwise contractually required, in each case, for any employee who received Equity Consideration or an award from the Retention Pool, and (3) designating an alternative or additional reporting line for a legacy Sandler partner. The compensation for the Financial Services Group for the 2020 and 2021 calendar years will be determined in the sole discretion of you and the Other SMP consistent with the Operating Principles and thereafter will be determined by you and the Other SMP in consultation with the Reporting Person consistent with past practice with such adjustments, including any adjustments to reflect changes in market practice, as determined by you and the Other SMP in consultation with the Reporting Person. With respect to calendar years after 2021, you will continue to have primary authority for the Financial Services Group as set forth herein, consistent with the intent to operate the Financial Services Group in accordance with past practice, although the Operating Principles will no longer apply (other than item 5 under “Operations” which will continue in effect in accordance with its terms). For the avoidance of doubt, with respect to the matters addressed in items (1) and (2) above, you will have the authority with the Other SMP as to the determinations required thereby, including determining the characterization of any such termination (i.e., with or without cause or for good reason), through the later of January 17, 2025 and the fifth (5th) anniversary of the Closing Date.

July 1, 2019

Retention Equity Award Upon the Closing Date

On the Closing Date, you will be granted an equity award in the form of restricted common stock of Piper Jaffray Companies, with a value on the Closing Date of $10,000,000 (the “Retention Equity Award”). The number of shares granted will be determined by dividing this dollar amount by the volume-weighted average per share closing price of Piper Jaffray Companies’ common stock on the New York Stock Exchange for the ten (10) trading days ending on the third (3rd) trading day before the Closing Date.

The Retention Equity Award will vest ratably in three (3) equal installments (i.e., one-third (1/3)) on each of January 17, 2023, January 17, 2024 and January 17, 2025. Except as provided below, if your employment with the Company terminates, voluntarily or involuntarily, for any reason prior to any vesting date, then the unvested portion of the Retention Equity Award will not vest and will be forfeited. The limited exceptions to this are as follows:

•	First, if your employment terminates because of your death or you are determined to be disabled under the Company’s long-term disability plan, then the Retention Equity Award shall immediately vest in full upon your date of termination (and will be delivered or paid no later than twenty (20) days following the date of your termination).

•	Second, if your employment is terminated by the Company without “Cause” (as defined below) or if your employment is terminated by you solely under circumstances constituting “Good Reason” (as defined below), then the Retention Equity Award shall immediately vest in full upon your date of termination (and will be delivered or paid no later than twenty (20) days following the date of your termination).

July 1, 2019

Certain Definitions

“Cause” means (i) your continued failure to substantially perform your duties under this Letter, other than as a result of your absence due to illness or injury, and after written demand for substantial performance is delivered to you by the Reporting Person identifying in reasonable detail the basis for such alleged failure; you shall be provided thirty (30) days to attempt to remedy the deficiencies identified by the Reporting Person in the written demand; (ii) your conviction of or plea of guilty or no contest to a misdemeanor involving fraud, embezzlement or financial dishonesty or a felony; (iii) your willful or gross misconduct that results in material harm, including reputational, for the Company or an Affiliate (as defined in the Merger Agreement); (iv) your violation in any material respect of a material written policy of the Company or an Affiliate that is applicable to and has been provided or made available to you, which is not corrected after written demand is delivered to you by the Reporting Person, which written demand shall provide thirty (30) days for you to attempt to remedy the deficiencies identified by the Reporting Person; or (v) a final determination by the applicable regulatory body or court of competent jurisdiction, not subject to appeal, that you have violated any material securities law, rule or regulation resulting in you being disqualified from performing your duties to the Company in any material respect.

“Good Reason” means, without your prior written consent, (i) the Company takes action that diminishes your titles, positions (including service on the Board), duties, responsibilities or authorities, in any material respect from your titles, positions (including service on the Board), duties, responsibilities or authorities as contemplated above in the section “Title and Position; Reporting Relationship; Duties; Location”; (ii) the Company changes your reporting relationship such that you no longer report to the Reporting Person; (iii) the Company locates your primary work location more than twenty-five (25) miles from the work location set forth in this Letter; (iv) the Company materially breaches the terms of this Letter, which shall include without limitation the failure to provide each element of the compensation, benefits and perquisites as set forth in this Letter other than an inadvertent and insubstantial failure that is promptly remedied, or (v) the Company or its Affiliates fail to fulfill or comply with the commitments and principles with respect to the operation of the Financial Services Group as set forth in this Letter, and, while applicable, the Operating Principles, other than an inadvertent and insubstantial failure that is promptly remedied. Your resignation from employment will not constitute a resignation for “Good Reason” unless you provide written notice to the Reporting Person of the occurrence of the event constituting “Good Reason” within thirty (30) days of its initial occurrence, the Company fails to remedy the event within thirty (30) days of its receipt of such notice, and you terminate your employment no later than thirty (30) days following the end of such cure period.

Base Salary

The Company has twenty-four (24) bi-monthly paydays per year, generally on the fifteenth (15th) and the last day of the month. Following the Closing Date, you will be paid each pay period for services provided based on an annualized salary of $500,000, less applicable taxes and other required or authorized withholdings. Your annual base salary will be reviewed consistent with the practices applicable to the Reporting Person.

July 1, 2019

Annual Bonus Opportunity and Equity Awards

For each of calendar years 2020 and 2021, your total compensation, consisting of base salary and annual bonus, shall range between $7,000,000 and $10,000,000, and your total compensation for calendar years 2022, 2023 and 2024 shall be no less than $5,000,000. For each of calendar years 2020 and 2021, your annual bonus will be determined by you in consultation with the Reporting Person, based on the Financial Services Group “Total Revenue” (as defined in the Operating Principles), the portion of Total Revenue attributable to you (determined consistent with the revenue allocation and attribution methodology applicable to Sandler prior to the Closing Date and the Operating Principles), your performance in managing the Financial Services Group and any revenues attributable to you that are not Financial Services Group revenues (determined consistent with the Operating Principles). For each calendar year during your employment thereafter, your annual bonus will be determined by the Reporting Person in consultation with you, based on the Financial Services Group Total Revenue (without regard to the fact that the Operating Principles apply through December 31, 2021), the portion of Total Revenue attributable to you (determined consistent with past practice), your performance in managing the Financial Services Group and any revenues attributable to you that are not Financial Services group revenues (as determined by the Reporting Person and you). If your employment is terminated without Cause or due to your death or disability or you resign for Good Reason, you (or your estate) will receive an annual bonus (without proration) for the applicable calendar year determined in accordance with this Letter.

Annual incentive pay may be made in a mix of cash and equity (in Piper Jaffray Companies common stock or, pursuant to the policies in place, a portion may also be awarded in mutual fund restricted shares) based on the guidelines established at the discretion of the Company (which shall apply to you on a basis no less favorable than as applicable to similarly situated employees of the Company); provided, however, that your annual bonus payments with respect to your performance during 2020 and 2021 shall be made up of (a) 60% cash and (b) 40% equity, of which (i) 37.5% shall be paid in restricted Piper Jaffray Companies common stock which shall vest ratably over three (3) years from the date of grant, (ii) 37.5% shall be paid in mutual fund restricted shares which shall vest ratably over three (3) years from the date of grant, and (iii) 25% shall be paid in the Company’s annual long-term performance share unit award granted in February following the year of performance, in each case with the terms and conditions of such awards to be no less favorable than as applicable to similarly situated executives of Piper Jaffray Companies. Bonus payments are paid (or granted in the case of the equity award portion) annually, generally in the month of February following the calendar year of performance, but in any event no later than March 15 of the year following the calendar year of performance.  Any equity grant will be subject to the terms and conditions of the restricted stock or the mutual fund restricted share agreement pursuant to which it is granted, including a condition that dividends on unvested restricted stock are accrued and paid out only at the time of vesting, which terms and conditions shall be no less favorable than those applicable to similarly situated employees of the Company; provided that, notwithstanding anything to the contrary, in no event shall the restrictive covenants contained in any such equity grants prohibit or be interpreted to prohibit your engaging in a Designated Field after the third (3rd) anniversary of the Closing Date (consistent with clause (iii) of the third paragraph under the section “Non-Compete Agreement”).

You will receive the final distribution of 2019 Sandler income consistent with the terms of the Merger Agreement.

July 1, 2019

Benefits

You and any eligible family members will be offered a comprehensive and competitive benefits program, including medical, dental, vision, employee and dependent life, short-term and long-term disability, health care, dependent care and transportation reimbursement accounts, 401(k), employee assistance, tuition reimbursement, and more.  You will be eligible to participate in the welfare and retirement benefit plans and other plans of general applicability, as of the Closing Date, although if it is determined that any of the Sandler healthcare plans will remain in effect after the Closing Date, your healthcare benefits will be provided under those plans while they remain in effect.  During your employment, you will be entitled to time off from work in accordance with the Company’s Personal Time Management program. You will be credited with your prior service with Sandler in accordance with the terms of the Merger Agreement. We are proud of the benefits we offer our employees and design them to give you the flexibility to fit your personal needs.  You will receive your benefits enrollment materials shortly after the Closing Date.  Benefits questions can be directed to our HR Direct line at 612-303-6246 or 888-477-4737. In addition, while employed by the Company, you will be entitled to receive expense reimbursement and travel benefits on a basis no less favorable than that available to you prior to the Closing Date, including the use of private aircraft for business and personal travel and car service, which will be made available and provided to you on a basis no less favorable than that applicable to you immediately prior to the Closing Date.

Registration Requirements

Your offered position with the Company requires you to be registered as a condition of your continued employment. It is our expectation that you take all of the necessary means to maintain your active status for all of the required registrations for this position going forward.

Representations

You represent and warrant to the Company that you are under no contractual or other binding legal restriction which would prohibit you from entering into and performing under this Letter or that would limit the performance of your duties under this Letter.

Notice of Intent to Resign

You agree to abide by the Company’s notice period policy which requires that you provide the Company with ninety (90) days’ written notice of your intent to resign from your employment without Good Reason (the “Notice Period”).  During the Notice Period, you will continue to be an employee of the Company and may be required to continue to perform certain job responsibilities and/or transition your responsibilities.  You will continue to receive your base salary and will continue to be eligible to participate in all benefit plans corresponding to an employee at your level.  The Company may require, in its sole discretion, that you not come to work during the Notice Period.  In no event, however, may you, directly or indirectly, perform services for any other employer during the Notice Period.  Any material violation of the Notice Period requirement under this paragraph shall result in the forfeiture of any unvested stock grants, unvested equity awards, and any eligibility for severance pay, subject to the terms of such plans, programs, or agreements.  By signing this Letter, you are hereby voluntarily electing to accept employment with the Company and all the benefits and obligations associated with it, and specifically acknowledge and agree that the Notice Period is fair and reasonable.

July 1, 2019

Termination for Cause by the Company

The Company may terminate your employment at any time for Cause (subject to the notice and cure requirements set forth herein). Upon such termination, you: (i) shall forfeit all rights to further payments of base salary, incentives, commissions, bonuses, and any other incentive awards, other than any base salary that has accrued through the date of termination, but has not yet been paid; (ii) shall forfeit all rights to any unvested equity awards received with respect to an annual bonus, the unvested Retention Equity Award, and the unvested Equity Consideration; (iii) shall be entitled to reimbursement for all unpaid reasonable expenses which accrued prior to the notice of termination; and (iv) shall receive such benefits as provided under the governing terms of any applicable benefit plan.

Restrictive Covenant Definitions

For purposes of this Letter, the following terms shall have the meanings set forth below:

“Client” means the Company’s current or prospective investment banking, capital markets, merchant banking, private equity, equities or fixed income institutional brokerage, loan sales, loan trading, investment advisory, fixed income advisory, portfolio analytics or balance sheet advisory clients, including any such clients or prospective clients of Sandler preceding the Closing Date or any such client that has done business with the Company (or Sandler, prior to the Closing Date), in all cases within the twelve (12) months prior to your date of termination, with a “prospective client” to mean any individual or entity that has been solicited for business by the Company or an Affiliate within the twelve (12) months prior to your date of termination.

“Designated Field” means the investment advisory and investment management business as conducted by merchant banks, hedge funds, private equity firms, venture capital firms, family offices, asset managers, and investment advisory firms. For the avoidance of doubt, Designated Field does not include the activities and businesses included in the term “Investment Banking.”

“Investment Banking” means any capital markets (including equity and debt capital raising), fixed income sales and trading (including fixed income analysis), equity research, equity sales and trading, mergers and acquisition advisory, and/or strategic advisory services, in each case, of the type and in the manner provided by investment banks. For the avoidance of doubt, Investment Banking does not include the activities and businesses included in the term “Designated Field.”

July 1, 2019

“Restricted Territory” means any geographic area, including, but not limited to, North America, Europe, Asia, and the Middle East, in which the Company or its Affiliates (including, for the avoidance of doubt, Sandler and its Affiliates) (i) is engaged in business at any time within the twelve (12)-month period prior to your termination date through sales and trading, research, merger and acquisition advisory services, capital raising or otherwise; or (ii) has within the twelve (12)-month period prior to your termination date otherwise taken demonstrable steps to commence engaging in business, including by establishing client relationships.

Non-Compete Agreement

You acknowledge and agree that the Company has a legitimate interest in being protected from you being employed by, or providing services to, an entity that competes with the Company. By signing this Letter, you hereby voluntarily agree to accept the terms of this non-competition provision as reasonable and equitable under the circumstances. You specifically agree that it is reasonable with respect to its scope, duration and geographic area. You acknowledge and agree that the compensation the Company has offered you in this Letter and in connection with the Acquisition is sufficient consideration for your agreement to this non-competition provision.

If your employment terminates for any reason, you agree that you shall not become an employee of, or a consultant to, or otherwise engage (including as a director, partner, agent, or advisor) in any business, enterprise, or activity that competes with the Company or its Affiliates in (i) any Designated Field in the Restricted Territory for a period ending on the first to occur of (a) the third (3rd) anniversary of the Closing Date and (b) the date that is twelve (12)-months after the date of your termination of employment by the Company other than for Cause (but not your termination with or without Good Reason), and (ii) Investment Banking in the Restricted Territory for a period ending on the first to occur of (a) the fifth (5th) anniversary of the Closing Date and (b) the date that is twelve (12) months after the date of your termination of employment by the Company other than for Cause (but not your termination with or without Good Reason); provided, however, that notwithstanding anything to the contrary, in the case of a termination of your employment by you for Good Reason, if you fail to comply with the foregoing noncompetition covenant after the date that is twelve (12) months following your date of termination, the Company’s sole remedy for an alleged violation shall be to seek injunctive relief. In all events, the Designated Field noncompete covenant shall terminate on the third (3rd) anniversary of the Closing Date and the Investment Banking noncompete covenant shall terminate on the fifth (5th) anniversary of the Closing Date and shall have no further force and effect.

Notwithstanding the foregoing, nothing in this Letter shall prevent (1) your ownership of a passive investment interest of no more than five percent (5%) in a publicly traded company, (2) your management of your personal investments, including through your own family office, to the extent such investments do not compete with the Company or its Affiliates in any Designated Field or Investment Banking, as applicable, in the Restricted Territory, in each case during the applicable time periods set forth above, (3) your engaging in a Designated Field after the third (3rd) anniversary of the Closing Date, including through a business or enterprise that primarily engages in a Designated Field but that also has an investment bank subsidiary or division that provides services in Investment Banking that compete with the Company or its Affiliates, as long as you do not provide services to such subsidiary or division.

July 1, 2019

For the avoidance of doubt, the non-competition covenant in this Letter is separate and in addition to any non-competition covenant you may be subject to under the Equity Consideration Restricted Stock Agreement entered into in connection with the Acquisition.

Non-Solicitation of Clients

In consideration of your employment, you agree that during your employment and for the period ending on the first to occur of (i) the fifth (5th) anniversary of the Closing Date and (ii) the date that is twelve (12) months following the date of your termination for any reason, you will not, directly or indirectly, solicit or assist in the solicitation of Clients in the Restricted Territory for a firm other than the Company or its Affiliates to provide services comparable to those services provided by the Company. In all events, this covenant shall terminate on the fifth (5th) anniversary of the Closing Date and have no further force and effect. You acknowledge and agree that this non-solicitation agreement is necessary to protect the Company’s legitimate business interests, and that the compensation that the Company has offered to you in this Letter and in connection with the Acquisition, including the Retention Equity Award, is sufficient consideration for your agreement to this non-solicitation provision. By signing this Letter, you voluntarily elect to receive and accept the terms and conditions of this paragraph and acknowledge and agree that they are fair, reasonable and necessary to protect the Company’s legitimate business interests.

Non-Solicitation of Employees

In consideration of your employment by the Company, you agree that during your employment and for the twelve (12)-month period following the effective date of the termination of your employment for any reason, you will not, directly or indirectly, alone or in concert with others, hire or attempt to hire any person who is, on the date of the termination of your employment, an employee, an individual consultant or individual contractor of the Company or Sandler or who was an employee, individual consultant or individual contractor of the Company or Sandler during the twelve (12) months prior to your date of termination. You also agree that during this period you will not, directly or indirectly, encourage or induce any employee, individual consultant or individual contractor of the Company to cease providing services to the Company (other than general solicitations not specifically targeted at any such persons). References herein to an “individual consultant” or “individual contractor” shall refer to individuals who provide professional services exclusively to the Company or Sandler for more than a limited period of time. By signing this Letter, you voluntarily elect to receive and accept the terms and conditions of this paragraph and acknowledge and agree that they are fair, reasonable and necessary to protect the Company’s legitimate business interests.

For the avoidance of doubt, the client and employee non-solicitation covenants in this Letter are separate and in addition to any non-solicitation covenants you may be subject to under the Equity Consideration Restricted Stock Agreement entered into in connection with the Acquisition.

July 1, 2019

Confidential Information and Unfair Competition; Right to Report Possible Violations of Law

You recognize that any knowledge or information of any type whatsoever of a confidential nature relating to the business of the Company or any of its parents, subsidiaries or Affiliates, including, without limitation, all types of trade secrets, client lists or information, employee lists or information, information regarding product development, marketing plans, management organization information, operating policies or manuals, performance results, business plans, financial records, or other financial, commercial, business or technical information (collectively, “Confidential Information”), must be protected as confidential, not copied, disclosed or used other than for the benefit of the Company at any time, unless and until such knowledge or information is in the public domain through no wrongful act by you. You further agree not to divulge to anyone (other than the Company or any of its Affiliates or any persons employed or designated by such entities), publish or make use of any such Confidential Information without the prior written consent of the Company, except by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency. You further agree that all such information, documents and records are and shall at all times remain the sole and exclusive property of the Company and at the cessation of your employment you shall not retain and shall return to the Company any tangible property, documents or like material assigned to you by the Company or prepared by you during your employment, including all copies thereof. You acknowledge that your failure to comply with the provisions set forth herein would constitute unfair competition.

Nothing in this section or in any other provision of this Letter prohibits you from reporting possible violations of state or federal law to any government agency or entity or any self-regulatory organization, including but not limited to the Securities and Exchange Commission, the Department of Justice, FINRA, or any other federal or state agency or Inspector General. Notwithstanding the foregoing, you agree to waive your right to recover monetary damages in connection with any charge, complaint, or lawsuit filed by you or by anyone else on your behalf (whether involving a government agency or entity or self-regulatory organization or not) against the Company or any of its Affiliates; provided that you are not agreeing to waive, and this Letter shall not be read as requiring you to waive, any right you may have to receive an award for information provided to any government agency or entity.

Remedies For Certain Breaches

You acknowledge and agree that the covenants and obligations with respect to the provisions titled “Non-Compete Agreement,” “Non-Solicitation of Clients,” “Non-Solicitation of Employees,” and “Confidential Information and Unfair Competition; Right to Report Possible Violations of Law” (collectively, the “Restrictive Covenants”) relate to special, unique and extraordinary services rendered by you to the Company and that the Company has provided valuable consideration to you in exchange for your agreement to be bound by the Restrictive Covenants. You further acknowledge and agree the Restrictive Covenants are intended to be valid, legal and enforceable and that a violation of any of the material terms of the Restrictive Covenants (to the extent applicable) by you will cause the Company to suffer irreparable injury for which adequate remedies are not available at law and damages would be difficult to ascertain and speculative. Therefore, if you violate or threaten to violate any of the material terms of the Restrictive Covenants, you agree that the Company shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) restraining you from committing any violation of the Restrictive Covenants. This relief is cumulative and in addition to any other rights and remedies the Company may have, whether at law or in equity.

July 1, 2019

Furthermore, you acknowledge and agree that if you materially violate the terms of any of the Restrictive Covenants (to the extent applicable), you shall forfeit your right to any severance pay to which you may be entitled under the applicable Company plan. In addition, to the extent your actions would also constitute a material violation of the terms of any covenants in the equity award agreements for any unvested restricted stock shares, or other unvested equity grants previously awarded to you, you shall have no right, title or interest whatsoever in such shares or equity grants. This relief is cumulative and in addition to any further rights and remedies the Company may have at law or in equity or under the Equity Consideration Restricted Stock Agreement.

Outside Securities Accounts

Consistent with Company policy, employees are generally required to maintain all securities accounts at a Company-approved firm. You agree that you will comply with all other Company trading policies and procedures with respect to all of your securities accounts in which you, your spouse, your minor children or any person to whom you contribute material financial support have a beneficial interest (“Employee-Related Accounts”). Please note that the Company has reviewed and pre-approved a list of your Employee-Related Accounts provided by Sandler as of June 20, 2019.

Outside Business Activities

In addition, current regulations require you to disclose to us now, and at any time in the future, any outside business activities and/or outside employment, as well as any outside board affiliations of any public or private corporations. These disclosures will require prior review and approval to determine whether these activities present any conflicts of interest or other regulatory issues. To the extent you are engaged in any such activity prior to the date hereof, you shall be able to engage in such activity on the same basis.

Political Campaign Contributions

Certain political campaign contributions previously made by you have the potential to prohibit the Company from engaging in municipal securities activity for a multi-year period (currently up to six (6) months prior to the date of such request). You hereby agree to provide the Company information about your political contributions for such period (whether occurring prior to the Closing Date or thereafter) as requested in writing or pursuant to the Company’s written policy, in order for the Company to comply with the requirements of any rule of the Municipal Securities Rulemaking Board, the Securities and Exchange Commission or the Commodity Futures Trading Commission.

July 1, 2019

Income Taxes

The Company intends that the payments to you hereunder will not be treated as taxable income to you under the Internal Revenue Code until you receive them. The compensation arrangements outlined in this Letter are intended to satisfy, or be exempt from, the requirements of Section 409A(a)(2), (3) and (4) of the Internal Revenue Code regarding deferred compensation, including current and future guidance and regulations interpreting such provisions, and should be interpreted accordingly.

Please be reminded that the Company cannot guarantee any particular tax treatment or be responsible for any tax penalties you may incur. Although the Company may withhold from any amounts payable to you such federal, state and local income and employment taxes as the Company shall determine are required to be withheld pursuant to any applicable law or regulation, ultimately you are solely responsible for the payment of all applicable taxes with respect to your compensation. You acknowledge and agree that the Company hereby advises you to consult with your own attorney and tax advisor concerning all provisions of this Letter, including all such provisions that are or may be subject to Section 409A of the Internal Revenue Code. From and after the Closing Date, you and the Company agree to treat the transactions contemplated by the Merger Agreement as “closed,” including with respect to the Equity Consideration, which shall be treated in accordance with the Equity Consideration Restricted Stock Agreement and shall not be subject to withholding or reportable as taxable income upon any future vesting event.

Governing Law; Jurisdiction; Venue

You agree that any claim, controversy or dispute arising out of or relating in any way to your employment with the Company or the terms of your employment shall be submitted for arbitration before the FINRA, subject to the Company’s right to seek equitable relief from any court of competent jurisdiction in accordance with the provision below.

This Letter shall be subject to, governed by and interpreted in accordance with, the laws of the State of New York without regard to conflicts of law principles. You and the Company (i) irrevocably submit to the exclusive jurisdiction and venue of any state or federal court sitting in New York, for the purposes of any suit, action or other proceeding arising out of or relating in any way to your employment with the Company and (ii) waive and agree not to assert in any such proceeding a claim that you or it is not personally subject to the jurisdiction of the court referred to above, that the suit or action was brought in an inconvenient forum or that the venue of the suit or action is improper.

Entire Agreement Between the Parties

This Letter, together with the agreements governing the Retention Equity Award and Equity Consideration, are the entire agreement and understanding between you and the Company relating to your compensation following the Closing Date. This Letter replaces any prior agreements or understandings between you and the Company relating, in any way, to your compensation, including any agreement in principle or oral statement, letter of intent, statement of understanding or guidelines of the parties hereto with respect to the subject matter hereof, other than the commitments set forth in the Merger Agreement.

July 1, 2019

Severability

The invalidity of any one or more provisions of this Letter or any part thereof shall not affect the validity of any other provision of this Letter or part thereof. If one or more provisions contained herein shall be held to be invalid, this Letter shall be construed as if such invalid provisions are not a part of this Letter. In addition, if one or more of the Restrictive Covenants is not enforceable in accordance with its terms, you and the Company agree that such a provision shall be reformed to make it enforceable in a manner which provides the Company the maximum rights and protection permitted by law.

No Guarantee of Employment

Nothing in this Letter, nor any statement contained herein, is intended to and, in fact, does not modify the at-will employment relationship that will exist between you and the Company. You and the Company each retain the right to terminate the employment relationship, without notice, at any time, for any or no reason, subject to the terms of this Letter governing the timing and consequences of termination of the employment relationship (which terms shall survive the termination of the employment relationship).

Successors

No rights or obligations of the Company under this Letter may be assigned or transferred, except that the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Letter in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

No rights or obligations of yours under this Letter may be assigned or transferred by you, other than your rights to payments or benefits hereunder, which may be transferred only by will or the laws of descent and distribution.

Amendments

No provisions of this Letter may be amended, modified, or waived unless such amendment or modification is agreed to in writing signed by you and by a duly authorized officer of Piper Jaffray Companies and Piper Jaffray & Co., and such waiver is set forth in writing and signed by the party to be charged.

Notice

For the purposes of this Letter, notices, demands and all other communications provided for in this Letter will be in writing and will be deemed to have been duly given when delivered either personally or by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

July 1, 2019

If to you:

Address on file with the Company

If to the Company:

Piper Jaffray Companies

800 Nicollet Mall, Ste. 1000

Minneapolis, Minnesota 55402

Attention: John W. Geelan, General Counsel and Secretary

Email: John.W.Geelan@pjc.com

Counterparts

This Letter and any amendments may be executed in any number of counterparts, each of which will be deemed an original, and all of which together will constitute one and the same instrument.

[Signature Page Follows]

We are excited about the future of Piper Sandler & Co. and the opportunity to work with you. If you have any questions, please do not hesitate to contact me.

Sincerely,

Piper Jaffray Companies

By:	/s/ Chad. R. Abraham
Name: Chad R. Abraham
Title: Chief Executive Officer

Piper Jaffray & Co.

By:	/s/ Chad. R. Abraham
Name: Chad R. Abraham
Title: Chief Executive Officer

Acknowledged and Agreed:

Signature:	/s/ Jonathan J. Doyle	Date:	July 8, 2019
Jonathan J. Doyle